Execution Version

Exhibit 10.14

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

pre-commercial Services and

Commercial Manufacturing Supply Agreement

By and between

Lonza Ltd
Münchensteinerstrasse 38
CH-4002 Basel
Switzerland

- hereinafter “Lonza” –

And

Vaxcyte Switzerland GmbH in the process of incorporation (in Gründung)

- hereinafter “Vaxcyte” –

represented by:

Vaxcyte, Inc.
825 Industrial Road

Suite 300

San Carlos, CA 94070

U.S.A.

- hereinafter “Vaxcyte US” –

Effective as of October 13, 2023 (the “Effective Date”)

Recitals

WHEREAS, Vaxcyte is a Swiss limited liability company that is in the process of being formed by Vaxcyte US;

WHEREAS, Vaxcyte US is, and Vaxcyte is intended to be, engaged in the development and research of certain products and requires assistance in the manufacture of certain products;

WHEREAS, Lonza has expertise in evaluating the design and construction of dedicated manufacturing suites as well as the evaluation, development and manufacture of products;

WHEREAS, Vaxcyte wishes to engage Lonza for new Services relating to a) the Pre-Commercial Services (defined below); b) construction, commissioning and commercial operation of the Suite (defined below), and c) the manufacture of Vaxcyte’s Products (defined below) in the Suite;

WHEREAS, Lonza, is prepared to perform such Services for Vaxcyte on the terms and subject to the conditions set out herein; and

WHEREAS, Vaxcyte US is acting hereunder in the name of Vaxcyte, and Vaxcyte is intended to assume this CMSA within [***] after its incorporation in accordance with art. 779a para. 2 of the Swiss Code of Obligations to the release of Vaxcyte US. Vaxcyte US shall have the right to cause such assumption by Vaxcyte as soon as Vaxcyte is registered in the competent Swiss commercial register.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the parties intending to be legally bound, agree as follows:

1. Definitions and Interpretation

“Actual Annual Yield” has the meaning given in Section 5.4.1.

“Additional Services” means services not covered by or provided as part of Suite Fees, FTE Fees or other standard fees paid by Vaxcyte under this CMSA.

“Affected Party” has the meaning given in Section 19.

“Affiliates” means any company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with the relevant Party. For the purposes of this definition, “Control” means the ownership of more than fifty percent (50%) of the issued share capital or other ownership interests of such entity or the legal power to direct or cause the direction of the general management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise.

“Agency Model” means the procurement and management of [***] in connection with this CMSA, subject to the terms and conditions as further described in Appendix G.

“Agency Model Goods” has the meaning given in Appendix G Section 2.

“ANMAT” means the Administración Nacional de Medicamentos, Alimentos y Tecnología Médica, and any successor agency thereto.

“Annual Shortfall” has the meaning given in Section 5.4.2.

“Applicable Laws” means all relevant laws, statutes, rules, and regulations of any jurisdiction which are applicable to a Party’s activities hereunder, including, without limitation, the applicable regulations and guidelines of any Regulatory Authority and all applicable cGMP together with amendments thereto.

“Background Intellectual Property” means any Intellectual Property either [***].

“Batch” means [***].

“Batch Forecast” has the meaning given in Section 6.1.

“BHRA” means the Brazilian Health Regulatory Agency (Anvisa), and any successor agency thereto.

“Buffer” means [***].

“Build-out” has the meaning given in Section 2.4.

“CapEx Prepayment” has the meaning given in Appendix C Section 7(a).

“Capital Expenditure” has the meaning given in Appendix C Section 1.

“Casualty” has the meaning given in Section 23.1.

“Casualty Estimate” has the meaning given in Section 23.2.

“Casualty Restoration” has the meaning given in Section 23.1.

“Casualty Termination” means termination pursuant to Section 23.2.

“Certificate of Analysis” or “COA” means a document prepared by Lonza listing tests performed by Lonza or approved External Laboratories which certifies that a particular Product meets the Specifications and all testing criteria which are set by Vaxcyte or which are set forth in the applicable Product regulatory filings.

“cGLP” or “GLP” means those laws and regulations applicable in the U.S. and Europe, relating to laboratory practices as specified in the ICH guidelines, including, without limitations, US Federal Food Drug and Cosmetic Act at 21CFR Part 58 and as promulgated under European Directive 2004/9/EC and Directive 2004/10/EC.

“cGMP” or “GMP” means those laws and regulations applicable in the U.S. and Europe, relating to the manufacture of medicinal products for human use, including, without limitation, current good manufacturing practices as specified in the ICH guidelines, including, without limitation, ICH Q7A “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients”, US Federal Food Drug and Cosmetic Act at 21 CFR (Chapters 210, 211, 600 and 610) and the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC. For the avoidance of doubt, Lonza’s operational quality standards are defined in internal cGMP policy documents.

“CHF” has the meaning given in Section 10.8.

“Claim” has the meaning given in Section 15.1.

“CMSA” means this Pre-Commercial Services and Commercial Manufacturing Supply Agreement incorporating all Appendices, as amended from time to time by written agreement of the Parties.

“Code” means the Uniform Commercial Code as in effect in the State of Delaware from time to time.

[***].

“Commercial Manufacturing Process” means the [***].

“Competitive Product” means [***].

“Compliance Period” has the meaning given in Section 2.8.

“Cost” means actual direct costs paid for a good or service to a Third Party minus [***] and excluding any margin, markup, fees, Taxes, or profit.

“Confidential Information” means Vaxcyte Information and/or Lonza Information.

“Credit Note” means a credit note issued by a Party that is immediately effective and may be used to offset any moneys owned by the receiving Party to the issuing Party under this CMSA. [***].

[***].

[***].

“Delivery Date” means the delivery date for Product listed on the Production Scheduling Form.

“Design Documents” means the drawings, documentation and specifications in respect of the Build-out prepared by Lonza, its Affiliates or any subcontractor for use in connection with this CMSA.

“Disclosing Party” has the meaning given in Section 16.1.

“Documentation” has the meaning given in Section 10.14.

“Drug Substance” or “DS” means [***].

“Effective Date” has the meaning given on the cover page.

“EMA” means the European Medicines Agency or any successor agency thereto.

“Engineering Batch” means [***].

“Existing Equipment” means existing equipment contributed by Lonza as further detailed in Appendix C, Table C-4.

“External Laboratories” means any Third Party subcontracted by Lonza, with Vaxcyte’s prior written consent which shall not be unreasonably withheld or delayed, which is to conduct activities required to complete the Services.

“Facility” means [***].

“Failed Batch” means [***].

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“Force Majeure” means, except as otherwise expressly provided in this CMSA, any reason or cause beyond a Party’s reasonable control after exercising customary care and planning affecting the performance by a Party of its obligations under the CMSA, including, but not limited to, any cause arising from or attributable to acts of God, strike, lockouts, labor troubles, restrictive governmental orders or decrees, riots, insurrection, war, terrorist acts, and – with respect to Lonza – the inability to obtain any required raw material, energy source, equipment, labor or transportation or other item or with respect to Vaxcyte – the inability to obtain equipment, labor or transportation or other item in order for Lonza to provide the Services or complete the Build-out (exclusive of applicable delays inherent in ordering long lead items and hiring employees, provided the Party in question had done the reasonably appropriate planning and provided for the reasonably appropriate lead time for performing or obtaining such long lead items and hiring such employees). For clarity, (a) prevalence of the Covid pandemic/endemic shall not be deemed a Force Majeure event as long as there is no impact on laboratory, and operational continuity to operate as usual, and (b) under no circumstances shall the non-payment of money or a failure attributable to a lack of funds or lack of financing be deemed to be (or to have caused) a Force Majeure event. With regard to a Party, any such event of Force Majeure affecting services or production at its Affiliates or its suppliers shall be regarded as an event of Force Majeure.

“Force Majeure Termination” has the meaning given in Section 19.

“FTE” has the meaning given in Appendix E Section 1.

“FTE Fee” has the meaning in Appendix E Section 1.

“FTE Forecast” has the meaning given in Section 6.1.

“FTE Rate” has the meaning in Appendix E Section 2.

“Hand Over” means after the handover of the Suite to Lonza operations team following [***].

“HC” means Health Canada, and any successor agency thereto.

“Initial Term” has the meaning given in Section 17.

“Installation Qualification” means the verification that equipment being qualified has been installed and configured according to the manufacturer’s specifications or installation checklist.

“Intellectual Property” means: [***].

“IQOQ” means Installation Qualification and Operational Qualification.

“Joint Project Team” or “JPT” has the meaning given in Section 4.2.1.

“Joint Steering Committee” or “JSC” has the meaning given in Section 4.2.1.

“KPI” means the key performance indicators/milestones set forth in this CMSA, which shall be reviewed and evaluated in good faith by the JSC on an annual basis.

“Letter Agreement” mean the Letter Agreement Regarding New Intellectual Property Ownership Rights by and between the Parties dated September 15, 2021, attached hereto as Appendix I.

[***].

“Lonza” has the meaning given on the cover page.

“Lonza CapEx Exposure” has the meaning given in Appendix C Section 3.

“Lonza Finance Designee” has the meaning given in Section 10.10.

“Lonza Funded Capital Expenditure” has the meaning given in Appendix C Section 5.

“Lonza Indemnitees” has the meaning given in Section 15.2.

“Lonza Information” means [***].

“Lonza Manufactured Product Components” means [***].

“Lonza Regulatory Failure” has the meaning given in Section 18.4.1.

“Lonza Supplied Raw Materials” means any Raw Materials provided by Lonza (including if procured by Lonza pursuant to Section 5 of Appendix G).

“Loss” has the meaning given in Section 15.1.

“Low-Cost Countries” means a group of countries and territories where [***].

“Manufacturing Process” means the Commercial Manufacturing Process and/or the Vaxcyte Manufacturing Process.

“Margin” means a margin of [***]. For clarity, the margin for a particular payment from Vaxcyte to Lonza shall be calculated as [***].

“MHRA” means the Medicines and Healthcare Products Regulatory Agency, and any successor agency thereto.

“New Vaxcyte Intellectual Property” has the meaning given in Section 13.2.

“New General Application Intellectual Property” has the meaning given in Section 13.3.

“NMPA” means the National Medical Products Administration, and any successor agency thereto.

“Operational Qualification” means validation that equipment performance is consistent with the user requirement specification within the manufacturer specific operating ranges (i.e., identifying and inspecting equipment features that can impact the Product quality).

“OTIF” means on time-in full and is a metric focused on whether Lonza delivers the correct quantity (e.g., expected yield) of the applicable Product on or before the applicable Delivery Date set forth in the applicable Production Scheduling Form.

“Party” means each of Lonza and Vaxcyte and, together, the “Parties”.

“PCV” means pneumococcal conjugate vaccine.

“PMDA” means the Pharmaceutical and Medical Devices Agency, and any successor agency thereto.

“Polysaccharide” or “PS” means polysaccharide intermediate manufactured by Lonza.

“PPQ Batch” means [***].

“Pre-Commercial Services” means all services related to preparation of manufacturing execution and qualification as detailed in Appendix J. The Pre-Commercial Services will be provided to Vaxcyte independent from the commercial manufacturing of the Batches.

“Premises” means the Facility and the land on which it was built as well as surrounding structures, including other Lonza buildings.

“Product” means [***].

“Production Scheduling Form” means the scheduling form submitted by Vaxcyte to Lonza for manufacturing services which contains (a) Product/item ID ordered; (b) quantity ordered; and (c) Delivery Date.

“Quality Agreement” means a written agreement between the Parties which governs the technical aspects and quality of the Product.

“Raw Materials” means [***].

“Receiving Party” has the meaning given in Section 16.1.

“Regulatory Authority” means (i) Swissmedic, FDA, EMA, and MHRA, (ii) commencing as of a date to be reasonably agreed by the Parties through the JSC (but in any event, not prior to Vaxcyte’s or its Affiliates’ filing of the first biologics license application for a Product in the United States), HC, PMDA, TGA, NMPA, BHRA and ANMAT, and (iii) any other foreign drug, health or medical regulatory authority national, multi-national, regional, state or local regulatory agency, department, bureau, or other governmental entity regulating the development, registration, manufacture and sale of pharmaceuticals in the Territory (as such Territory may be expanded from time to time in accordance with Section 2.8).

“Release Documentation” means documents delivered to Vaxcyte which are necessary for full release of Product, including, a Certificate of Analysis, Batch record, TSE/BSE statements, and other documents and material required to be delivered under this CMSA, the Quality Agreement and the Production Scheduling Form.

“Renewal Term” has the meaning given in Section 17.

“Repurposing Fee” has the meaning given in Section 10.4.

“Required Rating” has the meaning given in Section 11.1.

“Review Period” had the meaning given in Section 13.9.2.

“Services” means all or any part of the services performed or required to be performed by Lonza under this CMSA and, the extent applicable, the Quality Agreement.

“Services Schedule” means a mechanism for scheduling services not covered by the FTE Fees, Suite Fees or other designated fees for the Suite under this CMSA, including, but not limited to, Additional Services and new equipment procurement.

“SOFR” means rate last quoted as of the time of determination by New York Federal Reserve as “secured overnight financing rate” in the United States.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Specifications” means, with respect to the Product, the ingredient list, formulation, manufacturing instructions, testing requirements, full release criteria and handling requirements and other directions for the manufacture and supply of the Product as provided by Vaxcyte in writing, as the same may be amended from time to time in accordance with the procedures set forth in the Quality Agreement. Specifications shall include all documentation required to describe, control, and assure the quality of the Product.

“Suite” means [***], as described in more detail in Appendix B.

“Suite Fee” has the meaning given in Appendix D Section 1.

“Swissmedic” means the Swiss Agency for Therapeutic Products, or any successor agency thereto.

“Swissmedic Facility Approval” means regulatory approval of the Facility, including the Suite, to manufacture commercial Product.

“Target Yield” has the meaning given in Section 5.4.1.

“Target Yield Determination Batches” has the meaning given in Section 5.4.1.

“Tax” or “Taxes” means any and all U.S. federal, state, county, local, non-U.S. and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, estimated, excise, sales, use, service, turnover, value-added, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, license, stamp, environmental, withholding, employment, unemployment compensation, payroll related and property taxes, tonnage, import duties, customs duties, imposts, tariffs, levies and other governmental charges or assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

“Term” has the meaning given in Section 17.

“Termination Obligations” means all amounts owed to Lonza by Vaxcyte pursuant to the terms of Sections 18.4.1, 18.4.2, and 18.4.3.

“Territory” means [***].

“TGA” means the Therapeutic Goods Administration, and any successor agency thereto.

“Third Party” mean any person or entity other than Lonza, Vaxcyte or their respective Affiliates.

[***].

“Vaxcyte” has the meaning given on the cover page.

“Vaxcyte Delay” has the meaning given in Appendix B.

“Vaxcyte Indemnitees” has the meaning given in Section 15.1.

“Vaxcyte Information” means [***].

“Vaxcyte Manufacturing Process” means [***].

“Vaxcyte Supplied Raw Materials” means [***].

In this CMSA references to the Parties are to the Parties to this CMSA, headings are used for convenience only and do not affect its interpretation, references to a statutory provision include references to the statutory provision as modified or re-enacted or both from time to time and to any subordinate legislation made under the statutory provision, references to the singular include the plural and vice versa, unless specified as a business day all days are calendar days, and section headings are included solely for convenience and reference. Most tables are intended for reference purposes only and in the event of a conflict between a table and language in the CMSA, the language in the CMSA shall control.

2. Performance

2.1 Product Supply. Lonza shall diligently manufacture Product in accordance with the prevailing industry standards, cGMPs, this CMSA, the Quality Agreement, Specifications, the Production Scheduling Form, and applicable Regulatory Authority requirements and guidance and Applicable Laws. Lonza shall retain appropriately qualified and trained personnel with the requisite knowledge and experience to manufacture Product in accordance with this CMSA. Lonza is responsible for full Product release which includes, but is not limited to, [***]. The above release timeframes shall not be applicable to Engineering Batches and [***]. Lonza shall provide Vaxcyte with as much advance notice as reasonably possible if Lonza determines that any manufacturing will be delayed or otherwise adversely impacted for any reason and shall use all commercially reasonable efforts to correct or otherwise mitigate any such delays or adverse impact. Vaxcyte shall use commercially reasonable efforts to cooperate with Lonza with respect to release of Product in accordance with the timelines set forth in this Section 2.1.

2.2 Subcontracting. Lonza may subcontract Services under this CMSA with prior written approval from Vaxcyte, such approval not to be unreasonably withheld or delayed. Any Vaxcyte approved subcontractor shall be (a) subject to the same applicable obligations and other provisions contained in this CMSA, including obligations of confidentiality and non-use at least as stringent, and as protective of Vaxcyte and Vaxcyte Information, as those obligations of confidentiality and non-use imposed upon Lonza, and (b) subject to obligations to comply with Applicable Laws (including applicable cGMP and/or cGLP). In the event Vaxcyte approves such subcontractor, Lonza shall (i) be responsible for the services performed (and all related actions and inactions) by subcontractors, and (ii) not be relieved or released from any obligations under this CMSA, and any delay caused by any such subcontractor shall be the sole responsibility of Lonza. Any analytical testing services subcontracted to External Laboratories which are required for the COA, whether Lonza or Vaxcyte has the oversight, shall be the responsibility of Lonza. All such test results shall be listed on Lonza’s COA delivered to Vaxcyte as part of the Release Documentation. Third Party subcontractor fees and expenses incurred after Hand Over shall be billed to Vaxcyte at [***], and Third Party subcontractor fees and expenses incurred prior to Hand Over shall be billed to Vaxcyte at [***].

2.3 Pre-Commercial Services. As part of this CMSA, Vaxcyte requests Lonza to provide certain pre-commercial services and deliverables (as further detailed in Appendix J), for which Lonza is entitled to receive a pre-commercial service fee pursuant to, and as set forth in, Section 10.3. These pre-commercial services are provided in addition to and independent from the agreed build-out and services after handover compensated through Capital Expenditures, Suite Fee, FTE Fee and other fees for the commercial manufacturing of the Batches under this CMSA.

2.4 Build-out. Lonza shall build the Suite in accordance with the timelines and descriptions for which the Parties have aligned and otherwise in compliance with the terms and conditions of this CMSA (the “Build-out”). The Parties respective obligations, specifications and other requirements relating to the Build-out are contained in Appendix C attached hereto and made a part hereof. Such Appendix C may be revised from time to time upon written agreement of the Parties. Lonza, however, shall not be responsible for any delays to the extent constituting a Vaxcyte Delay. Lonza shall be responsible for the procurement of all equipment and materials that are part of the Capital Expenditures and construction and installation thereof as provided in Appendix C, attached hereto. Notwithstanding the foregoing, Lonza shall be responsible for procurement, installation, operation, repair, and maintenance of any capital equipment generally required to maintain operations of the Facility at its own cost and expense.

2.5 Additional Services. Vaxcyte may request that Lonza provide Additional Services. In the event an Additional Service cannot be provided by an FTE assigned to Vaxcyte, Vaxcyte and Lonza shall separately agree in writing, via a Services Schedule, on the costs thereof. Pricing for Additional Services shall be as follows (a) with respect to labor, pricing shall be [***], and (b) with respect to goods, materials and Third Party services, [***]. For the avoidance of doubt, Lonza shall not be obligated to provide any such Additional Service, and Vaxcyte shall not be obligated to pay for any such Additional Service, unless and until the Parties sign a Services Schedule. Examples of Additional Services include [***]. For clarity, first Regulatory Authority inspection, routine production, quality control release, and quality assurance activities for the production are covered under the fees of this CMSA.

2.6 New Equipment Purchases. Vaxcyte may request Lonza to purchase and install new manufacturing and related equipment in the Suite to be documented in a Services Schedule. Any such new equipment shall be paid for by Vaxcyte at [***] and installed by Lonza (directly or through subcontractors) at [***].

2.7 Services Standards. Lonza shall perform the Services with the same degree of diligence, effort, care, skill and prudence it ordinarily uses in the performance of similar activities for itself and for Third Parties and, without limiting the foregoing, in accordance with this CMSA, the Quality Agreement and all Applicable Laws. Lonza shall employ standard operating procedures relating to its performance of the Services that are at least consistent with the standard operating procedures customarily used by Lonza when engaging in similar activities for itself, its Affiliates and for Third Parties (including in respect of accounting for costs relating thereto).

2.8 Territory Expansion. Vaxcyte may expand the Territory upon reasonable notice to Lonza, and Lonza shall use commercially reasonable efforts to become compliant therewith on such timeline as reasonably agreed upon between the Parties (such time period, the “Compliance Period”); provided, that: [***]. Upon the earlier of (i) Lonza’s compliance with such additional jurisdiction and Vaxcyte obtaining regulatory approval in such jurisdiction, and (ii) the conclusion of the Compliance Period, “Regulatory Authority” and “Territory” shall be deemed to be updated as applicable to include such jurisdiction.

3. Facility; Suite; Equipment

3.1 Maintenance and Operations.

3.1.1 Maintenance and Operation of the Premises. Lonza shall have the primary oversight and responsibility for the maintenance of the Premises at its own expense but subject to allocation through Suite Fees, and shall maintain any other areas relevant to the manufacture of Product(s) or necessary to provide the Services in a state of repair and operating efficiency (which shall include procuring and keeping on hand at the Premises reasonable quantities of spare and replacement parts) consistent and compliant with the requirements of cGMP and other Applicable Laws. This obligation shall include but not be limited to: [***].

3.1.2 Maintenance and Operation of the Suite. Lonza shall have the primary oversight and responsibility for the operation of the Suite, and shall maintain any other areas relevant to the manufacture of Product(s) or necessary to provide the Services in a state of repair and operating efficiency [***] consistent and compliant with the requirements of cGMP and other Applicable Laws. This obligation shall include, but not be limited to: [***].

3.2 Ownership.

3.2.1 Facility. Lonza shall own the Facility, including the Suite, excluding items listed in Section 3.2.2.

3.2.2 Equipment. Vaxcyte shall own (a) any equipment paid for by Vaxcyte, and (b) any Existing Equipment, to the extent Vaxcyte exercised the option under this CMSA to [***] in accordance with Appendix C Section 8 and Table C-4.

3.3 Regulatory Licenses. Lonza shall obtain and maintain the Swissmedic manufacturing license (which will be in agreement with FDA and EMA regulations) for the Suite at its own expense and such expenses are part of the Pre-Commercial Services and shall not be subject to any further reimbursement by Vaxcyte under the provisions of this CMSA. To the extent required by any applicable Regulatory Authority outside of Switzerland and specific only to or required only for Lonza’s work for Vaxcyte, Lonza shall (a) fully cooperate with and support Vaxcyte to file and maintain required submissions and registrations with such Regulatory Authority, and (b) file and maintain the required submissions and registration with such Regulatory Authority if such Regulatory Authority requires Lonza to hold the registration (including FDA). Lonza’s compliance with (a) and (b) of this Section 3.3 shall be at Vaxcyte’s cost and expense.

3.4 Exclusive Use. Lonza shall use the Suite solely and exclusively to provide Services for Vaxcyte and its Affiliates, which may include the manufacture of any clinical stage or commercial stage Products of Vaxcyte and its Affiliates (together with any other Services set forth in this CMSA). Lonza may not use the Suite to perform any work or service for itself, its Affiliates, or any Third Party without Vaxcyte’s express prior written consent.

3.5 Preferred Supplier. Vaxcyte and its Affiliates shall have the right to establish and source from one or more alternative and backup supplier(s) of the Products and Lonza shall provide technology transfer assistance in accordance with Sections 5.1 and 13.8. Notwithstanding the foregoing, [***]. Vaxcyte shall [***] provide Lonza reasonable notice and a commercially reasonable period of time to mitigate the requirements it does not fulfill.

4. Project Management

4.1 Operational Flexibility. The intent of this CMSA is to provide, to the greatest extent possible, operational flexibility to Vaxcyte within the Suite after Hand Over as if the Suite was Vaxcyte’s own manufacturing facility. In addition to other rights set forth in the CMSA, notwithstanding anything to the contrary in this CMSA, Vaxcyte shall have the right and authority to direct Lonza to (and upon Vaxcyte’s direction, Lonza shall and shall cause its Affiliates to, except to the extent that compliance with Vaxcyte’s directions under this Section 4.1 would constitute a breach of this CMSA (unless such breach is waived by Vaxcyte)) [***]. Vaxcyte shall be responsible for the direct impact, including regulatory consequences, of such directions/changes, as well as for any additional costs and expenses resulting from such changes calculated in accordance with the CMSA.

For clarity, Vaxcyte shall not direct Lonza, and Lonza shall not be obligated, to take any steps that violate or would result in violation of Applicable Laws. Lonza shall continue to be responsible for managing workforce for the Suite and quality control and quality assurance.

4.2 Governance Overview and Escalation.

4.2.1 Formation. The Parties shall, in accordance with this Section 4.2, establish (a) joint project teams (each, a “JPT”) to oversee day-to-day compliance with particular activities under this CMSA and (b) a joint steering committee (the “JSC”) to oversee the JPTs and ensure fulfillment of the intent of this CMSA and facilitate information sharing and resolution of disputes under this CMSA.

4.2.2 Escalation. In the event that a JPT cannot reach agreement on a particular issue within [***], either Party may refer the dispute to the JSC. In the event that the JSC cannot reach agreement on such issue within [***], either Party may refer the dispute to [***] other than in respect of matters expressly provided herein as being subject to Vaxcyte’s sole decision-making authority, in which case, Vaxcyte’s decision shall prevail in respect of such matters in the absence of agreement of the Parties. In the event that (i) [***] cannot reach agreement on such issue within [***], or (ii) the Parties have otherwise not resolved such dispute within [***] since such dispute arose with the JPT, then the dispute resolution procedures set forth in in Section 4.5 shall apply and either Party may unilaterally submit such dispute to mediation in accordance with Section 4.5; provided, that for clarity, the Parties may mutually agree to submit such dispute to mediation in accordance with Section 4.5 at any time.

4.2.3 JPT and JSC Representatives. Each JPT and JSC established under this CMSA shall include [***] (the total number of representatives to be mutually and reasonably agreed by the Parties from time to time). Each Party may change its representatives on each JPT and the JSC at any time upon written notice to the other Party, and clarity, a particular individual may represent a Party on both a JPT and the JSC; provided that each Party shall ensure that it has appropriate representatives on the JSC to oversee the JPT (e.g., a Party’s representatives on the JSC have senior authority compared to such Party’s representatives on a JPT). Each of Lonza and Vaxcyte shall cause its representatives on each JPT and the JSC to cooperate in good faith with the representative of the other Party to fulfill the responsibilities of each JPT and the JSC. Meetings of each JPT and the JSC may be held in-person, by teleconference or by video conference, provided that all representatives participating in such meeting can communicate with each other simultaneously and instantly. Each JPT and the JSC may determine the number of representatives of each Party that must be present at each such meeting for a quorum (such number to include at least one representative of each Party).

4.3 Joint Project Teams. Each JPT shall meet [***] (or such other frequency agreed to by the Parties, and more often as is reasonably considered necessary at the request of any Party with reasonable notice to the other Party). Each JPT shall, with respect to projects and activities within the scope of responsibility of such JPT, (a) plan, coordinate and direct such projects and activities, (b) facilitate the exchange of information between the Parties with respect to such projects and activities, and (c) make applicable decisions with respect to such projects and activities (including as expressly required by this CMSA).

4.3.1 Joint Project Team for Pre-Commercial Services and Build-out. From the Effective Date until Hand Over, the Parties shall establish a JPT to oversee projects and activities related to (i) the Build-Out, and (ii) pre-commercial services and the preparation for operational ramp up and qualification, and applicable milestones for each, and to ensure timely completion thereof, in connection with this CMSA (including, for clarity, Sections 2.3 and 2.4).

4.3.2 Joint Project Team for Operations. The Parties shall establish a JPT to oversee projects and activities related to the manufacture of Product, the provisions of the Services and the general operations and maintenance of the Premises as it relates to Vaxcyte in accordance with this CMSA (including, for clarity, Sections 2.1 and 6).

4.4 Joint Steering Committee. From the Effective Date until the end of the Term, the Parties shall establish a JSC to oversee the JPTs and all projects and activities under this CMSA. The JSC shall meet [***], or as otherwise mutually agreed by the Parties (and more often as is reasonably necessary at the request of any Party with reasonable notice to the other Party, including to address and disputes escalated from a JPT). Without limiting the foregoing, (i) at either Party’s request, Lonza and Vaxcyte shall review, at the JSC, Lonza’s performance hereunder and any issues arising hereunder and to discuss and develop policies, practices, and procedures that may improve the quality and efficiency of the Services, and (ii) at least [***] during the Term, Lonza shall provide to Vaxcyte [***]. The JSC shall, with respect to all projects and activities within the scope of responsibility of the JSC and in furtherance of the responsibilities of the JPTs, (a) plan, coordinate and direct such projects and activities, (b) facilitate the exchange of information between the Parties with respect to such projects and activities, and (c) make applicable decisions with respect to such projects and activities (including as expressly required by this CMSA). In addition, the JSC shall also be responsible to (x) discuss and seek resolution of issues around management of the Services, (y) agree and monitor deadlines and milestones for the Services, and (z) discuss and recommend any changes to the Services which shall take effect through written instruments signed by both Parties. All decisions of the JSC shall be reflected in the minutes taken at each meeting, and the responsibility for drafting such minutes shall alternate between the Parties; provided, however, meeting minutes will not have the effect of amending the terms of this CMSA. The Parties shall cooperate in good faith to resolve any disputes as to the content of the minutes.

4.5 Formal Dispute Resolution. In the event that (i) [***] cannot reach an agreement regarding a dispute within [***] in accordance with Section 4.2.2, or (ii) the Parties have otherwise not resolved such dispute within [***] since such dispute arose with the JPT in accordance with Section 4.2.2, either Party may submit such dispute to [***] prior to seeking other dispute resolution under this CMSA. For clarity, the Parties may mutually agree to submit any dispute to such mediation at any time. The Parties shall share the mediator fee and any filing fees equally. The mediation shall be held in the jurisdiction set forth in Section 24.2. The language during the mediation shall be English. If the Parties cannot resolve the dispute after attending mediation, during which the Parties [***] also attempt to resolve a dispute in accordance with Section 4.2.2, either Party may file a claim in accordance with Section 24.2. The language during the mediation shall be English.

5. Manufacturing

5.1 Technical Transfer to Suite. Lonza shall transfer the Manufacturing Process to the Suite, including implementing a technology transfer plan. Vaxcyte shall fully support such technology transfer as reasonably requested by Lonza. Vaxcyte shall (by such date as agreed between the Parties) supply to Lonza all such Vaxcyte Information, Vaxcyte Supplied Raw Materials (other than Agency Model Goods, which shall be subject to Appendix G), and other information or materials that may be reasonably required by Lonza to perform the Services and reasonably requested by Lonza in the technology transfer plan. Lonza shall not be responsible for any delays arising out of Vaxcyte’s failure to provide such Vaxcyte Information, Vaxcyte Supplied Raw Materials (other than Agency Model Goods, which shall be subject to Appendix G), and/or other information and/or materials reasonably required and requested by Lonza to perform the Manufacturing Process transfer.

5.2 Engineering Batches. Lonza shall manufacture Engineering Batches in accordance with the master batch record. Vaxcyte shall have the right to make whatever further use of the non-cGMP Engineering Batches as it shall determine, provided that, such use is not for human use and does not violate any Applicable Laws. [***], Lonza will manufacture the Engineering Batches under cGMP conditions. Accordingly, if Lonza determines that an Engineering Batch does meet cGMP and the Specifications, it will release such Engineering Batch as a cGMP Batch.

5.3 PPQ Batches. Lonza shall manufacture and deliver PPQ Batches sufficient to document the operability and reproducibility of the Manufacturing Process and permit the Parties to complete and file the necessary regulatory documents.

5.3.1 Process Validation Plan. Prior to commencement of PPQ Batches, Lonza and Vaxcyte shall agree to a process validation plan identifying the validation requirements of the Manufacturing Process.

5.3.2 Regulatory Support. Any regulatory support activities (including pre-approval inspection) required and agreed to by Vaxcyte to support the approval of the Product from the Facility shall be performed and supported by Lonza as reasonably requested by Vaxcyte.

5.4 Batch Yield.

5.4.1 Target Yield Determination. After Lonza has successfully manufactured [***] Batches [***] of a PS or DS Product for a specific serotype without incurring substantial materials losses (collectively, the “Target Yield Determination Batches”), the target yield for such PS or DS Product shall be established by [***] (each, a “Target Yield”). Thereafter, Lonza will exercise commercially reasonable efforts to maintain an actual annual yield level for each PS or DS product by serotype (the “Actual Annual Yield”) [***]. In the event that a statistically meaningful Target Yield cannot be readily established, Parties shall discuss in good faith a suitable path forward during a JSC meeting.

5.4.2 Variance Calculation. If the Actual Annual Yield falls [***] the respective Target Yield for the calendar year, then the shortfall for the calendar year (the “Annual Shortfall”) will be calculated as follows: [***]. For clarity, materials subject to reimbursement shall include Vaxcyte Supplied Raw Materials, Lonza Manufactured Product Components and PS manufactured in the Suite.

5.4.3 Significant Losses. Notwithstanding anything to the contrary in this CMSA, Lonza will notify Vaxcyte of any substantial loss of materials within [***] after discovering the loss.

5.5 Productivity Efficiency Improvement. Lonza shall use commercially reasonable efforts to improve productivity in respect of the Services. Upon identification of an opportunity for improved productivity by either Party, a proposal will be submitted to the JPT for consideration. The Parties will mutually discuss any productivity efficiency improvement and possible financial impact prior to implementation. The decision to implement productivity efficiency improvements, including structure and timing, shall be at Vaxcyte’s discretion, taking into consideration that such improvements are intended to be implemented after stable production has been established on a Product-by-Product basis. The Parties will jointly define the baseline [***] at the execution of this CMSA, which may be adjusted by the JSC, up or down, after stable production is established. If operations improve after stable production is established over the then-current baseline, the saving from efficiencies will be shared between Vaxcyte and Lonza as follows: [***]. The baseline will be revised accordingly for the upcoming year.

5.6 Person in Plant. The Suite is for Vaxcyte’s exclusive use; therefore, Vaxcyte is permitted to have [***] of Vaxcyte (or Vaxcyte Affiliate) employees, designees or representatives being present in the Suite, including during Build-out. Vaxcyte shall be fully responsible for these employees, designees or representatives and such employees or representatives shall be subject to and agree to abide by confidentiality obligations to Third Parties and Lonza’s generally applicable, customary and reasonable practices and operating procedures regarding (the number of) persons in the Suite of which Vaxcyte is notified in advance in writing, and such employees, designees and representative agree to comply with all reasonable instructions of Lonza’s employees at the Premises and within the Suite relating to compliance with such practices and procedures. Lonza shall also provide, at no additional cost to Vaxcyte, adequate office space for [***] Vaxcyte (or Vaxcyte Affiliate) employees at the Facility ([***]). In addition, Lonza shall also provide adequate office space on the Premises for all Lonza employees who work at the Suite and Lonza will make commercially reasonable attempts to locate such additional office in the closest proximity to the Suite. Vaxcyte’s employees at the Premises shall be and remain employees of Vaxcyte, and Vaxcyte shall be solely responsible for the payment of compensation for such Vaxcyte employees (including, as applicable, all withholding, income and other payroll Taxes, workers’ compensation insurance, health insurance, and other similar statutory and fringe benefits). Vaxcyte covenants and agrees to maintain workers’ compensation benefits and employers’ liability insurance as required by applicable laws or regulations with respect to any Vaxcyte employee at the Premises.

5.7 Manufacturing Waste. Lonza shall be solely responsible for the collection, storage, handling, transportation, and disposal of any and all waste, including any hazardous waste, created during performance of the Services in accordance with Applicable Laws. In the event there is a waste spill or threatened waste spill, including hazardous waste, Lonza will investigate, remediate and monitor such at Lonza’s sole cost and expense.

6. Forecasting; Ordering; FTE Model

6.1 Forecasting. In order to plan for manufacturing, Vaxcyte will provide Lonza a written [***] Batch forecast by calendar quarter, updated on a [***] (“Batch Forecast”). Based on the Batch Forecast and taking into consideration the FTE baseline pursuant to Section 6.3, and with input and good faith discussions with Lonza, Vaxcyte will provide a [***] forecast by [***], updated [***], of the required FTEs to Lonza (“FTE Forecast”), which FTE Forecast must be reasonably intended to enable Lonza to meet the Batch Forecast; provided, that each such FTE Forecast must reflect at least [***] identified in Appendix E, Table E-1 (as such Table E-1 may be modified in good faith by the JSC). If Lonza has reasonable and good faith concerns that a FTE Forecast provided by Vaxcyte is materially insufficient to enable Lonza to meet the Batch Forecast, Lonza may submit the dispute to the applicable JPT (and any resulting escalation procedures pursuant to Section 4.2.2 shall apply). Vaxcyte may increase or decrease the then-current FTE Forecast by: (a) up to [***] upon at least [***] prior notice; and (b) over [***] upon at least [***] prior notice. Vaxcyte shall exercise best commercial efforts to avoid substantial swings in the FTE Forecast, not already outlined in Appendix H, in an effort to avoid excessive hiring and firing swings.

6.2 Ordering. The JPT shall meet on an as needed basis to discuss Product production scheduling. A Production Scheduling Form shall be submitted to plan for manufacturing to meet the Delivery Date. Vaxcyte may revise the Production Scheduling Form to accommodate its Product needs. For clarity, Vaxcyte shall be the final decision maker on all Product production scheduling and provided Lonza manufactures and delivers the Product as per the Production Scheduling Form, it shall not be responsible for stock-out situations.

6.3 FTE Baseline. The Parties have agreed the baseline FTE number after Hand Over is set forth in Appendix E, Tables E-1 and E-2 (as such Tables E-1 and E-2 may be modified in good faith by the JSC). At least every [***] the JPT and/or JSC will review the FTE baseline based upon the actual results of operations and expected productivity efficiency improvements and determine whether there should be any increases or decreases in the FTE baseline, with any such increase or decrease in the FTE baseline only to occur if there is a commercially reasonable, good faith basis for such change. FTE Fee structure and baselines are set forth in Appendix E.

7. Material Supply

7.1 Vaxcyte Information and Vaxcyte Supplied Raw Materials. Vaxcyte shall supply to Lonza all Vaxcyte Information and Vaxcyte Supplied Raw Materials (other than Agency Model Goods, which shall be subject to Appendix G) and other information that may be reasonably required by Lonza to perform the Services. Lonza will not use the Vaxcyte Supplied Raw Materials or Vaxcyte Information (or any part thereof) for any purpose other than the performance of the Services under this CMSA. To the extent possible, Lonza shall segregate Vaxcyte Supplied Raw Materials and Lonza Manufactured Product Components from materials held for other customers. Lonza shall provide [***] reporting of cGMP inventory of Vaxcyte Supplied Raw Materials and Vaxcyte Products levels by SKU, with actual utilization/ending balances reconciled within [***] from the end of the [***].

7.2 Agency Model. The Parties acknowledge and agree that [***].

7.3 Buffer. The Parties acknowledge and agree that the terms and conditions set forth in Appendix F shall apply to the procurement, supply and use of Buffer under this CMSA.

8. Shipment; Delivery; Title; Risk of Loss; Storage; Packaging

8.1 Shipment. All Product shall be shipped [***] Lonza Facility (Incoterms 2020). Lonza shall include the following with each shipment of Product: (a) Vaxcyte’s purchase order number; (b) the quantities of Product(s) included; and (c) all Release Documentation. Lonza shall package, mark, and transport the Product(s) for shipment in accordance with Vaxcyte’s instructions, customary practices, and in compliance with Applicable Laws, Specifications, this CMSA, and the Quality Agreement. Lonza must make available released Product and samples within [***] of Vaxcyte’s request. For clarity, Lonza shall ship partial Batch quantities from released Batches to Vaxcyte upon Vaxcyte’s request.

8.2 Delivery. Each shipment of Product by Lonza shall include all Release Documentation.

8.3 Title Transfer and Risk of Loss. Title transfer and risk of loss for shall be handled as follows:

(a) Vaxcyte shall hold the title and risk of loss for all Vaxcyte Supplied Raw Materials and Lonza Manufactured Product Components (for clarity, until such Vaxcyte Supplied Raw Materials and Lonza Manufactured Product Components are utilized in the Manufacturing Process, at which time, for purposes of this Section 8.3, it shall become part of Product and be subject to Section 8.3(b)).

(b) Lonza shall hold the title and risk of loss for all Lonza Supplied Raw Materials and Product until (i) release to Vaxcyte (i.e., upon full release including complete Release Documentation) and (ii) the applicable Product is available to Vaxcyte for pickup.

8.4 Storage.

8.4.1 DS Storage. Lonza will store DS for [***] after full and final release of the Batch by Vaxcyte at no additional charge. In the exceptional event that Vaxcyte would require additional storage of DS Batches beyond [***], such storage will be subject to availability (including Third Party warehouses). Cost for storage beyond [***] will be charged to Vaxcyte as an Additional Service under Section 2.5 and shall be subject to (i) for up to [***], the risk of loss provisions (e.g., Section 8.4.3) set forth in this CMSA, and (ii) for any storage requested by Vaxcyte beyond such [***], the risk of loss provisions set forth in a separate bill and hold agreement (or other applicable agreement) to be mutually agreed-upon by the Parties.

8.4.2 Storage Other than DS. All other Batches (e.g., PS Batches) will be stored after release, at Lonza or a qualified Third Party warehouse selected by Lonza and agreed to by Vaxcyte, until such items are used for the manufacture of DS Batches or expiration. [***].

8.4.3 Storage Requirements. Lonza shall exercise best commercial efforts and customary due diligence and care to ensure that Vaxcyte Supplied Raw Materials, Lonza Manufactured Product Components, Product and other materials supplied and/or paid for by Vaxcyte are stored in accordance with this CMSA, the Specifications, cGMPs, the Quality Agreement, and Vaxcyte’s instructions and protect these items from theft, casualty, or other damage within Lonza reasonable control. Notwithstanding the designated risk of loss in Section 8.3 and subject to Section 11.3, Lonza shall bear all risk of loss to the extent such loss is a result of Lonza’s fraud, gross negligence, willful misconduct or breach of this Section 8.4. [***].

8.5 Packaging. All Product containers and packaging, including, but not limited to, shipment packaging, must be in compliance with this CMSA, the Quality Agreement and Specifications.

9. Product Acceptance/ Rejection

9.1 Inspection. Promptly following Lonza’s full and final Batch release, Vaxcyte, or its designee, shall have the opportunity to inspect such Batches and shall have the right to test such Batches to determine compliance with Specifications, the Quality Agreement and/or GMP. Vaxcyte shall notify Lonza in writing of any Failed Batch within [***] of Batch release, after which time an unrejected Batch shall be deemed accepted. Vaxcyte shall inform Lonza in writing in case of concealed or latent defects which are not reasonably detectable upon visual inspection, including rejecting the Batch as a Failed Batch, promptly upon discovery of such defects but no later than [***] after initial discovery of the latent defect and in no event after [***] from Lonza Batch release.

9.2 Failed Batches. Vaxcyte may reject a Batch if the Batch does not meet or comply with the Specifications, cGMPs, the Quality Agreement or is not in accordance with this CMSA. In the event Lonza believes a Batch has been incorrectly rejected, Lonza may test a Batch sample and provide a report on the testing conditions and testing results for such Batch sample to Vaxcyte. In the event Lonza’s test results show the Failed Batch meets Specifications, the Quality Agreement and GMP or there continues to be a dispute between the Parties over either (a) whether such Batch constituted a Failed Batch or (b) with respect to a Batch which the Parties agree is a Failed Batch, the extent to which such failure is attributable to a given Party, the Parties shall cause an independent laboratory to promptly review records, test data and perform comparative tests and/or analyses on samples of the Failed Batch. Such independent laboratory shall be mutually agreed upon by the Parties and shall be located in either the United States or the European Union. The independent laboratory’s results shall be in writing and shall be final and binding save for manifest error. Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by the Party against whom the independent laboratory rules.

9.3 Remedy for Failed Batch. In the event of a Failed Batch due to Lonza’s breach of its obligations in this CMSA, negligence or intentional misconduct, [***]. Lonza shall exercise best commercial efforts to immediately reprocess or replace a Failed Batch.

9.4 Security of Supply.

9.4.1 DS Availability. To ensure Vaxcyte’s ability to supply DS for finished drug product manufacturing, Lonza must produce all Product (for example, [***]) based on the then-current Batch Forecast and Production Scheduling Form. In the event that Vaxcyte misses a scheduled drug product manufacturing slot due to the unavailability of the DS required for the drug product (including that no DS is available from Vaxcyte’s safety stock of DS under Section 9.4.2), Lonza will issue a Credit Note to Vaxcyte in the amount of [***] for each finished drug product manufacturing slot not utilized by Vaxcyte, except to the extent that Vaxcyte’s applicable FTE Forecast was not reasonably sufficient to enable Lonza to meet the applicable Batch Forecast; provided, that Lonza shall not be required to issue such a Credit Note of [***] to Vaxcyte more than [***], regardless of the number of scheduled drug product manufacturing slots that Vaxcyte misses during each such [***]. For clarity, in the event that Vaxcyte misses a drug product manufacturing slot in a [***], the Parties shall meet and mutually determine the next drug product manufacturing slot, taking into account that Lonza will use commercially best efforts to manufacture the DS required for the drug product manufacturing slot.

9.4.2 Vaxcyte Safety Stock. Vaxcyte shall have a commercially reasonable duty to mitigate DS unavailability risk by holding sufficient safety stock [***] of Vaxcyte’s reasonably anticipated requirements of DS. Vaxcyte shall begin holding safety stock starting immediately after successful DS PPQ Batches are available and Facility regulatory approval by the FDA. Vaxcyte shall not be responsible for holding safety stock if such lack of safety stock is due to Lonza’s inability to produce Product to supply or replenish the usable DS safety stock.

9.4.3 Lonza Mitigation. [***]. Lonza’s payment obligation in Section 9.4.1 shall not go into effect until after successful manufacture and release of DS PPQ Batches.

10. Fees; Payment

10.1 Margin. The Parties acknowledge and agree that, where applicable in accordance with this CMSA, standard margin charged by Lonza is [***]. Notwithstanding the foregoing, after Hand Over standard [***] margin charged on FTEs, Suite Fee and subcontracting shall be adjusted to [***] on a pro rata basis with respect to [***] manufactured for and sold in Low-Cost Countries, provided, that Vaxcyte and its Affiliates source at least [***] manufactured in the Suite from Lonza. The amount subject to adjusted margin shall be calculated once a calendar year as follows: [***].

10.2 Construction and Operation of Suite During Build-out. Vaxcyte and Lonza shall contribute to Capital Expenditure costs for the Build-out of the Suite in accordance with Appendix C. Invoicing for Capital Expenditures shall be in accordance with Appendix C Section 7.

10.3 Pre-commercial Service Fee. As the sole fee and charge for the Suite prior to Hand Over, Vaxcyte shall pay Lonza a monthly pre-commercial service fee until Hand Over (as detailed in Appendix J) as follows (without the addition of any margin, and pro-rated for any partial months):

(a) In calendar year 2023, [***] starting on the Effective Date;

(b) In calendar year 2024, [***]; and

(c) In calendar year 2025 and thereafter until Hand Over, [***].

Lonza acknowledges and agrees that, prior to the Effective Date, Vaxcyte (i) has been invoiced by Lonza in the amount of [***], and (ii) will be invoiced by Lonza in the amount of [***] for

September 2023 and [***] for October 2023, in each case for certain pre-commercial services during the calendar year 2023, which such amounts, collectively, are hereby deemed accounted for (and shall be deducted from) the [***] in total pre-commercial service fees during 2023 pursuant to Appendix J.

10.4 Repurposing Fee. Vaxcyte shall pay Lonza a repurposing fee of CHF27,000,000 within thirty (30) days after the Effective Date which is intended for use in making the Suite available to lease to other Lonza clients following expiration or termination of this CMSA (“Repurposing Fee”). The Repurposing Fee shall be fully credited to (or, at Vaxcyte’s request, paid back to) Vaxcyte on an annual, straight-line basis, starting on the first anniversary of the completion of PPQ Batches and ending on the tenth (10th) anniversary thereof, subject to Section 18.4.2.

10.5 After Hand Over/Operations.

10.5.1 Suite Fees. The Suite Fee shall be calculated and paid by Vaxcyte to Lonza in accordance with Appendix D.

10.5.2 FTE Fees. FTE fees shall be calculated and paid by Vaxcyte to Lonza in accordance with Appendix E.

10.5.3 KPIs. Applicable bonuses and penalties with respect to operational and regulatory milestones are set forth in Appendix B. Vaxcyte, with input and in consultation with Lonza, shall objectively and in good faith recommend whether bonus and penalty milestones have been successfully met by the applicable deadline. Lonza may objectively and in good faith disagree with Vaxcyte’s recommendation and utilize escalation procedures set forth in Section 4, including JSC and formal dispute resolution. The applicable bonus or penalty shall be invoiced or credited via a Credit Note within [***] after successful completion of the milestone or final resolution of the dispute with respect to same.

10.6 Inflation Adjustments.

10.6.1 Fee Review. Once a year, on or about January 1st, [***], any payments due hereunder that are not based on [***], may be increased or decreased by either Party by an amount not to exceed [***]. For clarity, any payments due hereunder that are based on [***], shall not be subject to inflation or deflation adjustments hereunder.

10.6.2 FTE Fee Adjustment. FTE Fees are based on [***]. The FTE rate prior to true up may be reviewed in accordance with Section 10.6.1 but when calculating an increase from the previous FTE rate, the applicable margin will be removed before calculating the increase and reapplied after the adjustment. Salaries and benefits paid to FTEs (whether direct or indirect) shall be consistent with the general compensation philosophy and practices for other Lonza employees.

10.7 KPIs.

10.7.1 Drug Substance Commercial Manufacturing. Lonza shall exercise best commercial efforts to meet DS manufacturing in accordance with [***]. If Lonza [***] is equal to or exceeds [***] measured over a calendar year, Vaxcyte shall pay Lonza a lump sum bonus of [***]. In the event Lonza DS manufacturing [***] falls below [***], measured over any rolling three-month period that falls in the applicable calendar year, Lonza shall issue a Credit Note to Vaxcyte in the amount of [***] for each occurrence. The net amounts payable and creditable under this

Section 10.7.1 shall be calculated [***] and paid/credited via Credit Note within [***]. Lonza shall not be responsible for delays caused by Vaxcyte’s failure to timely supply Vaxcyte Supplied Raw Materials (other than Agency Model Goods, which shall be subject to Appendix G) or timely order Lonza Supplied Raw Materials. Further, if at any point in the applicable calendar year, Lonza has paid or credited to Vaxcyte the penalty detailed in Section 9.4 (Security of Supply), Lonza will not be responsible for payment of the penalty stated in this Section 10.7.1.

10.7.2 Operational KPI. Lonza shall exercise best commercial efforts to meet operational performance KPIs set forth in Appendix A. In the event KPIs are not consistently met during the applicable period, Vaxcyte may utilize escalation procedures set forth in Section 4, including JSC.

10.8 Currency. All payments under this CMSA shall be made in Swiss Francs (“CHF”).

10.9 Invoicing; Non-Duplication.

10.9.1 Invoicing. Lonza will invoice all fees on a monthly basis, except as otherwise specified in this CMSA. Invoices will be sent to [***] (or such other address as designated by Vaxcyte by notice to Lonza) and will be due [***] (except as otherwise specified in this CMSA) from receipt of an undisputed invoice and required backup documentation. For any pass-through costs, Lonza will provide Vaxcyte with an invoice and supporting documentation as needed for monthly invoices to ensure accurate records and to verify pass-through cost for Vaxcyte record keeping. Any undisputed invoice not paid within [***] after the due date shall accrue interest on any amount overdue at the lesser of (a) rate of [***] per month above the SOFR or (b) the maximum rate allowable by applicable law. Interest to accrue on a daily basis until full payment.

10.9.2 Non-Duplication. For avoidance of doubt and notwithstanding anything to the contrary contained in this CMSA, (a) it is not the intention of Lonza nor Vaxcyte to obligate Vaxcyte to make the same payment on account of any costs included in any of the fees, charges or other amounts payable by Vaxcyte hereunder more than once, and accordingly, if the provisions of this CMSA require any duplicative payments to be made by Vaxcyte to Lonza or any other persons or entities, then Vaxcyte shall only have the obligation to make such payment once and any duplicative payment shall be promptly refunded, and (b) Lonza shall not invoice Vaxcyte, and Vaxcyte shall not be responsible, for any such duplicative amounts (including, for clarity, that any costs incurred by Lonza, whether internal or external, shall only be allocated to a single amount owed by Vaxcyte). Lonza shall account for all internal and external costs relating to the Services or amounts due hereunder in a manner consistent with Lonza’s verifiable and standard accounting practices and procedures, as generally applied by Lonza in the ordinary course of conducting its business. Lonza shall, without limitation to other provisions of this CMSA, allocate costs on a fair and equitable basis among all its customers and internally (and in a manner consistent with its verifiable and standard accounting and operating practices and procedures). Vaxcyte shall not be responsible for any costs that do not fairly and equitably relate to the Services provided to Vaxcyte hereunder.

10.10 Lonza Finance Designee. Lonza shall designate a finance person with appropriate authority at Lonza (“Lonza Finance Designee”) to provide sufficient information and documentation as reasonably requested by Vaxcyte Finance to support Vaxcyte’s accounting policies, procedures and reporting cycles. The Lonza Finance Designee will meet virtually with Vaxcyte finance [***] and at the same time, provide [***] accounting estimates ([***]). Within [***] of the [***], Lonza Finance will provide actual [***] accounting reports and supporting documentation as needed, as well as be available to answer questions.

10.11 Financial Audit. Each Party shall maintain its financial and operational books and records related to the Services, [***] and, Lonza shall also maintain such books and records as it relates to costs included in the Suite Fee and the cost of the Build-out, each in accordance with its usual business practices for a period of at least [***] from the creation of such books and records. Either Party may conduct a financial and operational audit of the other Party to confirm such Party’s compliance with financial terms of this CMSA upon [***] written notice and not more often than [***]. The audit will be conducted by an independent Third Party selected by the Party initiating the audit and at such Party’s expense. In the event the audit reveals any net variance between amounts charged and amounts that should have been charged pursuant to the terms of this CMSA, such net overcharges/undercharges plus interest rate charges calculated pursuant to Section 10.9 shall be paid by wire transfer to the relevant Party within [***] of final determination. If such audit reveals more than a [***] net overcharges or a net overcharged in excess of [***] to the detriment of the auditing Party, then expenses for said auditor shall be reimbursed by the audited Party to the auditing Party up to a cap of [***].

10.12 Third Party Confidential Information. Where certain information cannot be shared directly with Vaxcyte due to Lonza confidentiality obligations with Third Parties, a third-party auditor or accountants can be appointed by Vaxcyte. The costs for such auditor or accountants shall be borne by Vaxcyte, subject to Section 10.11.

10.13 Taxes. Unless otherwise indicated in writing by Lonza, all Prices and charges are exclusive of value added tax (VAT) and of any other applicable sales, use, services and similar Taxes and fees of whatever nature imposed by or under the authority of any government or public authority and all such charges applicable to the Services shall be paid by Customer, subject to receipt of a valid invoice issued in accordance with Applicable Laws. All payments pursuant to this CMSA shall be subject to deduction and withholding of Taxes to the extent required by Applicable Laws. To the extent such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this CMSA as having been paid to the person in respect of which such deduction and withholding was made. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding Taxes, Value Added Taxes (VAT), or similar obligations resulting from payments made under this CMSA, this recovery to be for the benefit of the Party bearing the applicable Tax. Upon Vaxcyte’s reasonable request, Lonza will provide reasonable administrative VAT support with respect to these activities. Any such support provided by Lonza shall not be deemed tax or legal advice. For the avoidance of doubt, each Party shall be responsible for the payment of all income and other Taxes (including interest) imposed on its own income arising under this CMSA.

10.14 Records Retention. Lonza shall maintain (and shall cause its Affiliates and permitted subcontractors to keep) complete, true and accurate books and records, including, financial records and other records or documentation (collectively “Documentation”) generated by Lonza and such Affiliates and third parties in connection with this CMSA, in sufficient detail with respect to the payments due and costs incurred under this CMSA (and in a manner that enables Vaxcyte or its auditor to verify and calculate amounts due hereunder), with respect to each item of Documentation for the longer of (i) [***] from the date such item of Documentation was created, and (ii) the period of time required by Applicable Law. Lonza shall not, and shall ensure its Affiliates and permitted subcontractors do not, destroy or dispose of any Documentation prior to the end of the applicable retention period under the preceding sentence, and upon Vaxcyte’s request, Lonza shall provide (and shall ensure its Affiliates and permitted subcontractors provide) such records to Vaxcyte.

10.15 [***]

11. Insurance

11.1 Both Parties. Each Party shall during the Term and, if coverage is on a claims made basis, for [***] after the Term, obtain and maintain at its own cost and expense from an insurance company (or companies), with an AM Best financial strength rating of not less than “A-” (the “Required Rating”), the following insurance: (a) commercial general liability insurance including, but not limited to product liability and completed operations coverage in the amount of at least [***] (or an equivalent amount in another currency) per claim or occurrence and in the annual aggregate; and (b) an appropriate level of insurance for any equipment each such Party owns. Each Party shall provide the respective other Party with a certificate of such insurance upon reasonable request.

11.2 Lonza. Lonza shall obtain and maintain, at its own cost and expense from an insurance company (or companies) with the Required Rating, (a) all-risk property and cargo insurance to cover the Facility and the Suite (including Existing Equipment but excluding the Vaxcyte owned equipment), Lonza Supplied Raw Materials, intermediates, transportation, storage of property, damage and Products before final release, (b) construction and erection all-risk insurance (also known as “builders-risk”) during the performance of the Build-out to cover the Facility and the Suite, excluding the Vaxcyte owned equipment contained therein, in, each case, in an amount equal to [***] of the full replacement value thereof, (c) cyber insurance including, but not limited to security and privacy liability coverage in the amount of at least [***] (or an equivalent amount in another currency) per claim and in the annual aggregate; (d) workers’ compensation and employers’ liability insurance (or the Swiss equivalent thereof) as required by Applicable Law for all Lonza employees or its Affiliates at the Premises, (e) any insurance required by local authorities, and (f) any other insurance agreed between the Parties. The words “full replacement value,” as used above, shall mean the cost of actual replacement (excluding foundation and excavation costs and cost of underground flues, pipes or drains).

11.3 Vaxcyte. Vaxcyte shall obtain and maintain, at its own cost and expense from an insurance company (or companies) with the Required Rating (a) all-risk property and cargo insurance to cover Vaxcyte owned equipment, Vaxcyte Supplied Raw Materials, intermediates, Agency Model Goods (other than Agency Model Goods procured by Lonza subject to Appendix G) and Products after final release pursuant to this CMSA when controlled by or stored at Lonza or a Third Party storage facility engaged by Lonza, (b) cyber insurance including, but not limited to security and privacy liability coverage in the amount of at least [***] (or an equivalent amount in another currency) per claim and in the annual aggregate; (c) workers’ compensation and employers’ liability insurance (or the Swiss equivalent thereof) as required by Applicable Law for all Vaxcyte employees or its Affiliates at the Premises; and (d) any other insurance agreed between the Parties. In the event of a claim by Vaxcyte under all-risk or cargo insurance policy referenced in Section 11.3(a) for the loss of Raw Materials, intermediates, or Products, Lonza shall cover [***] of the deductible(s) under such insurance policy (or policies) up to [***] per claim.

11.4. Miscellaneous Insurance Requirements.

11.4.1 The insurance policies required to be maintained hereunder shall provide that they are primary to and non-contributory with any other insurance (including primary, umbrella and/or excess insurance and any self-insurance programs afforded to or maintained by any Party or its Affiliates). Notwithstanding anything to the contrary in this CMSA, the obligations of the Parties under this CMSA shall not in any way be affected by the absence or presence in any case of insurance coverage or by the failure or refusal of any insurance carrier to perform any obligation under any insurance policy.

11.4.2 During any period in which insurance is required to be maintained hereunder, the Party required to maintain such insurance shall use commercially reasonable efforts not to permit such insurance to be reduced, expired or canceled.

11.4.3 [***]

12. Quality and Regulatory

12.1 Quality Agreement. Within [***] after the Hand Over, the Parties shall negotiate in good faith and enter into a Quality Agreement. If there is a conflict between the terms and conditions of this CMSA and the Quality Agreement, the terms and conditions of the Quality Agreement shall prevail with respect to quality matters and this CMSA shall prevail with respect to all other matters. If the Quality Agreement is not in place within [***] after Hand Over, Lonza and Vaxcyte commit to enter into the Quality Agreement in a timely manner, but in no event later than the commencement of cGMP manufacturing.

12.2 Quality Tests and Checks. All in-process and Product tests or checks will be performed in accordance with the Quality Agreement and Appendix K hereto. If Product is found to not be in compliance, Lonza shall, at its own expense, handle, store, transport, treat, and dispose of such Product according to all Applicable Laws.

12.3 Regulatory Documentation and Communications. All regulatory documentation, and communications with Regulatory Authorities, will be handled in accordance with the Quality Agreement. Lonza shall maintain all appropriate licenses and permits to lawfully operate its Facility and the Suite for the purposes contemplated herein for as long as Vaxcyte holds inventory of finished products containing the Product. Lonza shall promptly notify Vaxcyte if Lonza becomes aware of any pending or threatened litigation, governmental investigation, proceeding or action involving the Product or the Facility.

12.5 Regulatory Filings. Lonza shall, upon Vaxcyte’s reasonable request from time to time and at Vaxcyte’s expense, assist Vaxcyte, its Affiliates and/or their customers, in connection with any submission to any Regulatory Authorities, including, without limitation, an application for the regulatory approval relating to finished products incorporating the Product. Such assistance shall include, without limitation, responding to queries from, and providing required additional information to, the Regulatory Authorities and/or Vaxcyte, and permitting the Regulatory Authorities and/or Vaxcyte and/or one or more of its Affiliates (or designees) to conduct inspections of and audits at the Premises, as required. The specific scope and costs of such assistance shall be agreed upon between the Parties in a Service Schedule. [***]. Lonza and Vaxcyte acknowledge and agree that there is a joint responsibility among the Parties to present findings to support this approach in conversations with the Regulatory Authorities. Specifically, when requested by Vaxcyte, Lonza will provide data and evidence to support regulatory filings for the above approach at cost to Vaxcyte. Should a Regulatory Authority make a determination regarding [***] that either Party expects will materially impact the timeline, the Parties will resolve the impact to the timeline, if any, as provided in Section 4.2.2 of the CMSA.

12.6 Regulatory Inspections. Provisions regarding inspections by Regulatory Authorities and audits shall be set out in the Quality Agreement, which shall provide Vaxcyte (and its designees) with full operational and quality audit access to the Suite and, to the extent used in connection with this CMSA, other areas of the Facility and the Premises, in accordance with the terms of the Quality Agreement.

12.7 Recalls.

12.7.1 Recall Process. Lonza shall maintain records necessary to permit a recall of any product containing Product and Products supplied to or on behalf of Vaxcyte. Each Party will promptly notify the other Party within [***] of discovery of information related to the Product that it believes could pose a potential significant health hazard or non-compliance with applicable government regulations or the Quality Agreement, or that otherwise indicates that a recall may be necessary or advisable. Lonza shall notify Vaxcyte within [***] of receiving information that reasonably suggests a Product has caused or contributed to a death or serious injury, as defined in applicable FDA or other Regulatory Authority regulations. Without limiting the foregoing, in the event any Regulatory Authority issues a request, directive or order that any Product, or product containing Product, be recalled, or in the event that either Party reasonably believes that any product incorporating Product should be recalled, each Party shall cooperate in any investigations surrounding the recall and take appropriate corrective actions. In the event of a Product recall or a product incorporating Product recall, Lonza shall exercise best commercial efforts to replace the recalled Product with conforming Product. In the event that after good faith investigation (subject to independent laboratory review following process outlined in Section 9.2 of this CMSA) it is determined or agreed by the Parties that Lonza’s actions are the “root cause” of the recall, [***].

12.7.2 Regulatory Authority Reports. Vaxcyte shall have sole and final decision-making authority with respect to, and control over, any recall or safety alert activities, and the initiation thereof, and preparing and submitting any necessary reports to Regulatory Authorities with respect to any Product or finished product incorporating Product that has been recalled. Lonza shall provide all necessary documentation and information to Vaxcyte and will collaborate and cooperate with Vaxcyte, as needed, in a recall of the defective Product Batch.

12.8 Product Samples/Retains. Lonza will store Product samples/retains in accordance with the Quality Agreement.

13. Intellectual Property

13.1 Background Intellectual Property. Neither Party will, as a result of this CMSA, acquire any right, title, or interest in, to or under any Background Intellectual Property of the other Party or any of its Affiliates.

13.2 Vaxcyte Ownership. Subject to Section 13.3, Vaxcyte shall own all right, title, and interest in and to [***] (the “New Vaxcyte Intellectual Property”). [***].

13.3 Lonza Ownership. Notwithstanding Section 13.2, and subject to the license granted in Section 13.5, Lonza shall own all right, title and interest in [***] (the “New General Application Intellectual Property”). [***].

13.4 Intellectual Property Assignment. Lonza hereby assigns, and shall cause its External Laboratories or other contractors (including subcontractors) or agents and their personnel involved in the performance of the Services to assign, to Vaxcyte all of its and their right, title and interest in any New Vaxcyte Intellectual Property. Lonza shall execute, and shall require its personnel as well as its Affiliates, External Laboratories or other contractors or agents and their personnel involved in the performance of the Services to execute, any documents reasonably required to confirm Vaxcyte’s ownership of the New Vaxcyte Intellectual Property, and any documents required to apply for, maintain and enforce any patent or other right in the New Vaxcyte Intellectual Property. To the extent that Vaxcyte has or obtains any rights, title or interest in New General Application Intellectual Property, Vaxcyte hereby assigns to Lonza all of its right, title and interest in any New General Application Intellectual Property. Vaxcyte shall execute, and shall require its personnel as well as its Affiliates, or other contractors or agents and their personnel involved in the performance of the Services to execute, any documents reasonably required to confirm Lonza’s ownership of the New General Application Intellectual Property, and any documents required to apply for, maintain and enforce any patent or other right in the New General Application Intellectual Property.

13.5 Licenses to Vaxcyte. Lonza hereby grants to Vaxcyte a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up, royalty free, transferable license, [***], under the New General Application Intellectual Property, Lonza Background Intellectual Property and Lonza Information, to use, sell, offer for sale, import, export, distribute (including through multiple tiers of distribution), and otherwise exploit and commercialize such Products or products incorporating Products (or substantial equivalents or variations thereof or improvements thereto). Lonza hereby grants to Vaxcyte a non-exclusive, worldwide, fully paid-up and royalty free ([***] pursuant to Section 13.8, and subject to Section 13.7), perpetual, irrevocable, transferable license, including the right to grant sublicenses through multiple tiers, under the New General Application Intellectual Property, the Lonza Background Intellectual Property and Lonza Information to the extent incorporated into or used by Lonza in the manufacturing process for, or otherwise necessary to make or have made, Products or products incorporating Products (or substantial equivalents or variations thereof or improvements thereto), including, for clarity, the right to use, make, have made, sell, offer for sale, import, export, distribute (including through multiple tiers of distribution), and otherwise exploit and commercialize the same. For clarity, the license to Vaxcyte to Lonza Background Intellectual Property and Lonza Information used in the manufacturing process shall exclude any and all Lonza operating documents and standard operating procedures (SOPs) that are generally applicable to Lonza’s business operations and not specifically related to Product or the manufacture of Product, solely to the extent the same is not incorporated into or otherwise necessary to make or have made Products or products incorporating Products (or substantial equivalents or variations thereof or improvements thereto).

13.6 License to Lonza. Vaxcyte hereby grants Lonza and its Affiliates, subcontractors and the External Laboratories the non-exclusive right to use the Vaxcyte Information, Vaxcyte Background Intellectual Property, Vaxcyte Supplied Raw Materials (to the extent they are proprietary to Vaxcyte), New Vaxcyte Intellectual Property and any and all other Intellectual Property of Vaxcyte or its Affiliates supplied by or on behalf of Vaxcyte to Lonza, in each case, solely during the Term and to the extent necessary for, and solely for the purpose of, fulfilling their obligations under this CMSA, for the benefit of Vaxcyte (and not on behalf of or for the separate benefit of itself, its Affiliates or any Third Party).

13.7 Vaxcyte Manufacturing Process. Lonza shall not incorporate any Lonza Information, Lonza Background Intellectual Property or New General Application Intellectual Property, or any Intellectual Property of any Third Party that Lonza does not control, into the Manufacturing Process (including by making any modifications or improvements of the Vaxcyte Manufacturing Process) or the process used by Lonza for manufacturing the Products, without the express written consent of Vaxcyte. To the extent that Lonza incorporates any Lonza Information, Lonza Background Intellectual Property or New General Application Intellectual Property into the

Manufacturing Process (or the process used by Lonza for manufacturing the Products) without the express written consent of Vaxcyte, [***].

13.8 Transfer of Commercial Manufacturing Process. Vaxcyte shall have the right to transfer the Commercial Manufacturing Process to itself, its Affiliates and/or any Third Party for the manufacture of Product (but no other products). [***]. Vaxcyte shall reimburse Lonza for any costs incurred in performing such requested technology transfer as Additional Services in accordance with Section 2.5. In the event Vaxcyte seeks to transfer the Commercial Manufacturing Process to a designated Third Party for the purpose of making a Product that is or was manufactured by Lonza under this CMSA or products incorporating such Products (or substantial equivalents or variations thereof or improvement thereto), Vaxcyte will provide Lonza prior notice of such technology transfer of the Commercial Manufacturing Process including the legal name of the entity to where such Commercial Manufacturing Process is proposed to be transferred. For the avoidance of doubt, in respect of any technology transfer of the Commercial Manufacturing Process to Vaxcyte or a Third Party pursuant to this Section 13.8, Lonza shall not have any liability to Vaxcyte or such Third Party for any and all uses of the Lonza Information, Lonza Background Intellectual Property and New General Application Intellectual Property by Vaxcyte or such Third Party in the manufacture by Vaxcyte or such Third Party of Product (or products containing Products (or substantial equivalents or variations thereof or improvement thereto)). [***].

13.9 Prosecution of Patents.

13.9.1 Vaxcyte. Subject to Section 13.9.2, Vaxcyte will have the sole right and discretion to file (or not file), prosecute and maintain patent applications and patents claiming the New Vaxcyte Intellectual Property, [***]. Lonza will cooperate with Vaxcyte, at Vaxcyte’s expense, to file, prosecute, maintain, defend, and enforce patent applications and patents claiming any New Vaxcyte Intellectual Property.

13.9.2 Application Review. Unless the Parties agree otherwise, at least [***] prior to filing any patent application disclosing or claiming any [***].

13.9.3 Lonza. Lonza will have the sole right and discretion to file (or not file), prosecute and maintain patent applications and patents [***].

13.10 Letter Agreement. Notwithstanding anything to the contrary in this CMSA, the Parties have agreed on the terms and conditions pertaining to certain Intellectual Property generated prior to the Effective Date as set forth in the Letter Agreement, referred to as “Lonza New Inventions” and “Vaxcyte New Inventions” in the Letter Agreement, and that to the extent the terms and conditions of Sections 13.2 and 13.3 of this CMSA, with respect to definitions of New General Application IP and New Vaxcyte IP, are interpreted to be inconsistent with to the definitions of “Lonza New Inventions” and/or “Vaxcyte New Inventions” (each as defined in the Letter Agreement), then the definitions in the Letter Agreement shall control in determining ownership of new Intellectual Property under this CMSA. The Parties acknowledge and agree that nothing in the Letter Agreement shall be construed as limiting, in any manner, the licenses granted to Vaxcyte under Section 13.5 hereof.

14. Covenants, Representations and Warranties

14.1 Lonza. Lonza hereby covenants, represents and warrants to Vaxcyte that:

(a) the Services, and Build-out shall be performed in accordance with all Applicable Laws and in a workman-like and professional manner and otherwise in accordance with this CMSA and relevant industry standards, with all permits and approvals of any Regulatory Authority in place therefor;

(b) Lonza has, and will at all times throughout the Term have, the requisite expertise, experience and skill to perform its obligations hereunder;

(c) Lonza shall supply the Product and manufacture, package, ship and store the Product in accordance with Applicable Laws, the Specifications, the Quality Agreement, Vaxcyte instructions and this CMSA;

(d) [***];

(e) [***];

(f) the Product will be delivered to Vaxcyte free and clear of all security interest, liens or other encumbrances of any kind or character imposed by or on account of Lonza or any Third Party;

(g) Lonza holds (and shall until the expiry of each product containing Product obtain and maintain) all necessary permits, approvals, consents, and licenses (or other regulatory approvals) to enable it to perform the Services at the Premises, Facility and Suite (and perform any other work performed or required to be performed hereunder) and to operate the Facility;

(h) Lonza Background Intellectual Property, Lonza Information, New General Application Intellectual Property and Third Party Intellectual Property (and the use and receipt thereof in accordance with this CMSA), independent of any combination with Product, Vaxcyte Supplied Raw Materials, Vaxcyte Information and/or Vaxcyte Background Intellectual Property (and to Lonza’s knowledge, in combination with any of the foregoing), shall not infringe any Intellectual Property rights of a Third Party, and Lonza otherwise has the requisite Intellectual Property rights (i) in its equipment, Facilities, or other materials or Intellectual Party provided or introduced into the Services or Manufacturing Process or Product by Lonza or its Affiliates, and (ii) to perform its obligations under this CMSA (for clarity, without making any warranty regarding rights in or to Vaxcyte Information, Vaxcyte Background Intellectual Property or New Vaxcyte Intellectual Property or the use thereof), in each case, without infringing the Intellectual Property rights of any Third Party;

(i) Lonza will promptly notify Vaxcyte in writing if it receives or is notified of a formal written claim from a Third Party that Lonza Background Intellectual Property, Lonza Information, or New General Application Intellectual Property (or the use and receipt thereof in accordance with this CMSA) that is being used or provided in connection with the Services or Manufacturing Process or Product infringes any Intellectual Property or other rights of that Third Party;

(j) Lonza is not aware of any circumstances that would be reasonably likely to result in the results engineering concept study or other estimates of cost hereunder being materially inaccurate;

(k) Lonza shall provide the construction warranty and latent defect protection as provided in Appendix C;

(l) neither Lonza nor its representatives performing Services under this CMSA shall use any person or entity who (i) is excluded from or debarred under any healthcare program, including, but not limited to, the U.S. Office of Inspector General from a federally funded healthcare program under 42 U.S.C § 1320a-7 or debarred by the FDA under FDCA 21 U.S.C. § 306(a)(2) or 21 CFR part 312; (ii) is under investigation by the FDA for debarment or is otherwise disqualified or suspended from or subject to restrictions in providing services in any capacity to any entity that has an approved or pending drug product application; and (iii) appears in the list of excluded individuals/entities as published by the Department of Health and Human Services (DHHS) Office of the Inspector General (OIG List), nor in the list of debarred contractors as published in the System for Award Management by the General Services Administration (GSA List); and

(m) Lonza shall notify Vaxcyte immediately if Section 14.1(l) becomes untrue, or if Lonza is notified by an enforcement agencies that an investigation has begun which could lead to such sanction, debarment, suspension, or conviction.

14.2 Vaxcyte. Vaxcyte hereby covenants, represents and warrants to Lonza that:

(a) Vaxcyte has the requisite rights in the Product, Vaxcyte Supplied Raw Materials, Vaxcyte Information, Vaxcyte Background Intellectual Property and New Vaxcyte Intellectual Property rights necessary to permit Lonza to perform the Services in accordance with this CMSA without infringing the Intellectual Property rights of any Third Party and the receipt and/or use of Vaxcyte Supplied Raw Materials, Vaxcyte Information, Vaxcyte Background Intellectual Property and New Vaxcyte Intellectual Property in the performance of the Services in accordance with this CMSA shall not infringe any Intellectual Property rights of a Third Party; and

(b) Vaxcyte will promptly notify Lonza in writing if it receives or is notified of a formal written claim from a Third Party that Vaxcyte Information, Vaxcyte Background Intellectual Property and/or Vaxcyte Intellectual Property that is being use by Lonza thereof for the provision of the Services infringes any Intellectual Property or other rights of that Third Party.

14.3 Mutual. Each Party hereby covenants, represents and warrants that:

(a) it has the necessary corporate authorizations to enter into and perform this CMSA;

(b) neither it, nor any of its directors, officers, agents, or employees acting on behalf of it, has taken any action that will cause the other Party or their Affiliates to be in breach of any Applicable Laws for the prevention of fraud, bribery, corruption, racketeering, money laundering or terrorism, including, but not limited to, U.S. Foreign Corrupt Practices Act, nor has it, in connection with the conduct of its business activities, promised, authorized, ratified or offered to make, or taken any act in furtherance of any payment, contribution, gift, reimbursement or other transfer of anything of value, or any solicitation, directly or indirectly (i) to any individual including government officials, (ii) to an intermediary for payment to any individual including government officials, or (iii) to any political party for the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful, illegal or improper means; and

(c) entering into this CMSA is not a violation of any of its contractual or other legal obligations to Third Parties.

14.4 Disclaimer. THE WARRANTIES EXPRESSLY SET FORTH IN THIS CMSA ARE IN LIEU OF ALL OTHER WARRANTIES, AND ALL OTHER WARRANTIES, BOTH EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

15. Indemnification and Liability

15.1 Indemnification by Lonza. Lonza shall indemnify, defend and hold harmless Vaxcyte, its Affiliates, and their respective officers, employees and agents (“Vaxcyte Indemnitees”) from and against any loss, damage, liability, costs and expenses (including reasonable attorneys’ fees and disbursements) (“Loss”) that Vaxcyte Indemnitees may suffer as a result of any actual or threatened suit, claim or action by a Third Party (“Claim”) arising directly out of [***]. Notwithstanding the foregoing, Lonza shall have no obligations under the foregoing clause (f) for any liabilities, expenses, or costs to the extent arising out of or relating to claims covered under Section 15.2, or, except as provided in Section 15.2(e), for Taxes other than any Taxes that respect claims, losses, liabilities costs and expenses arising from any non-Tax claim.

15.2 Indemnification by Vaxcyte. Vaxcyte shall indemnify, defend and hold harmless Lonza, its Affiliates, and their respective officers, employees and agents (“Lonza Indemnitees”) from and against any Loss that Lonza Indemnitees may suffer as a result of any actual or threatened Third Party Claim arising directly out of [***]. Notwithstanding the foregoing, Vaxcyte shall have no obligations under the foregoing clause (e) for any liabilities, expenses, or costs to the extent arising out of or relating to claims covered under Section 15.1 or, except as provided in Section 15.1(f), for Taxes other than any Taxes that represent claims, losses, liabilities, costs and expenses arising from any non-Tax claim.

15.3 Indemnification Procedure. If the Party to be indemnified intends to claim indemnification under Section 15, [***].

15.4 Disclaimer of Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST REVENUES ARISING FROM OR RELATED TO THIS CMSA, EXCEPT TO THE EXTENT RESULTING FROM FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, DEATH OR PERSONAL INJURY AND/OR FOR EITHER PARTY’S BREACH OF SECTION 16 HEREOF.

15.5 Limitation of Liability. [***].

16. Confidentiality

16.1 Confidential Information. A Party receiving Confidential Information (the “Receiving Party”) agrees to strictly keep secret any and all Confidential Information received during the Term from or on behalf of the other Party (the “Disclosing Party”) using at least the same level of measures as it uses to protect its own Confidential Information, but, in any case, at least commercially reasonable and customary efforts. Confidential Information shall include information disclosed in any form including, but not limited to, in writing, orally, graphically or in electronic or other form to the Receiving Party, observed by the Receiving Party or its employees, agents, consultants, or representatives, or otherwise learned by the Receiving Party under this CMSA, which the Receiving Party knows or reasonably should know is confidential.

16.2 Permitted Disclosures. Notwithstanding the foregoing, Receiving Party may disclose to any courts and/or other authorities Confidential Information which is or will be required pursuant to applicable governmental or administrative or public law, rule, regulation, or order. In such case the Party that received the Confidential Information will, to the extent legally permitted, inform the other Party promptly in writing and cooperate with the Disclosing Party in seeking to minimize the extent of Confidential Information which is required to be disclosed to the courts and/or authorities.

16.3. Exceptions. The obligation to maintain confidentiality under this CMSA does not apply to Confidential Information, which:

(a) at the time of disclosure was publicly available; or

(b) is or becomes publicly available other than as a result of a breach of this CMSA by the Receiving Party; or

(c) the Receiving Party can establish by competent evidence, was rightfully in its possession at the time of disclosure by the Disclosing Party and had not been received from or on behalf of Disclosing Party; or

(d) is supplied to a Party by a Third Party which was not in breach of an obligation of confidentiality to Disclosing Party or any other party; or

(e) is developed by the Receiving Party independently from and without use of the Confidential Information, as evidenced by contemporaneous written records.

16.4 Use. The Receiving Party will use Confidential Information only for the purposes of this CMSA (including the exercise of any licenses or rights hereunder and performance of any technology transfer provided for under this CMSA) and will not make any use of the Confidential Information for its own separate benefit or the benefit of any Third Party (other than to exercise any licenses or rights hereunder) including, without limitation, with respect to research or product development or any reverse engineering or similar testing. The Receiving Party agrees to return or destroy promptly (and certify such destruction) on Disclosing Party’s request all written or tangible Confidential Information of the Disclosing Party, except that one copy of such Confidential Information may be kept by the Receiving Party in its confidential files for record keeping purposes only.

16.5 Restrictions. Each Party will restrict the disclosure of Confidential Information to such officers, employees, professional advisers, finance-providers, consultants and representatives of itself and its Affiliates who have been informed of the confidential nature of the Confidential Information and who have a need to know such Confidential Information for the purpose of this CMSA or an applicable financing or acquisition. Both Parties may disclose Confidential Information of the other Party and its Affiliates to potential and actual acquirers provided such disclosure is limited to the terms of this CMSA. Vaxcyte also may disclose to its potential and actual: (a) acquirers and (b) bona fide collaborators in the research, development, manufacture, sale, marketing, promotion, distribution or and commercialization of the Products (or products containing the Products or substantial equivalents or variations thereof or improvements thereto), the work product or other Confidential Information (including this CMSA) provided to Vaxcyte or its Affiliates by Lonza or its Affiliates as a consequence of the provision of the Services. Prior to disclosure to such persons or entities it shall bind its and its Affiliates’ officers, employees, consultants and representatives that will receive any Confidential Information to confidentiality and non-use obligations no less stringent than those set forth herein. The Receiving Party shall notify the Disclosing Party as promptly as practicable of any unauthorized use or disclosure of the Confidential Information.

16.6 Breach Responsibility. The Receiving Party shall at any time be fully liable for any and all breaches of the confidentiality obligations in Section 16 by any of its Affiliates or the employees, consultants, potential and actual acquirers, and representatives of itself or its Affiliates.

16.7 Relief. Each Party hereto expressly agrees that any breach or threatened breach of the undertakings of confidentiality provided under Section 16 by a Party may cause irreparable harm to the other Party and that money damages may not provide a sufficient remedy to the non-breaching Party for any breach or threatened breach. In the event of any breach and/or threatened breach, then, in addition to all other remedies available at law or in equity, the non-breaching Party shall be entitled to seek injunctive relief and any other relief deemed appropriate by the non-breaching Party.

17. Term.

The initial term of this CMSA shall commence on the Effective Date and shall end on December 31, 2038 (the “Initial Term”). Thereafter, this CMSA shall automatically renew for up to three (3) additional renewal terms of five (5) years each (for clarity, up to a total of additional fifteen (15) years) (“Renewal Term”), unless Vaxcyte notifies Lonza that it does not wish to renew the CMSA at least twenty four (24) months prior to the end of the then current Initial Term or Renewal Term or the CMSA is terminated earlier as provided herein (the “Term”). The Parties shall, at least [***] prior to the end of the Initial Term and [***] prior to the end of each Renewal Term, meet and discuss in good faith whether any terms of this CMSA should be amended (but, for clarity, in the absence of any such amendment agreed in writing by the Parties, the then current terms and conditions of this CMSA shall remain in full force and effect during any Renewal Term).

18. Termination

18.1 Vaxcyte.

18.1.1 Termination for Convenience. Vaxcyte, in its sole discretion, may terminate this CMSA at any time, without cause, upon written notice to Lonza; provided, that Vaxcyte shall, to the extent commercially reasonable and practicable under the circumstances, give Lonza advanced written notice thereof (with the amount of such advance notice to be determined in Vaxcyte’s sole discretion, but in any event, not more than [***] advance notice). [***].

18.1.2 Termination for Cause. Vaxcyte may terminate this CMSA before the expiration of the Term on written notice if Lonza breaches any material provision of this CMSA and either the breach cannot be cured or, if the breach can be cured, it is not cured by Lonza [***] after Lonza’s receipt of written notice of such breach.

18.2 Lonza.

18.2.1 Termination for Convenience. Lonza may not terminate this CMSA without cause.

18.2.2 Termination for Cause. Lonza may terminate this CMSA (a) upon [***] prior written notice to Vaxcyte in the event of a non-payment of substantial [***] undisputed amounts due to Lonza by Vaxcyte under this CMSA, unless such non-payment has been cured within such [***].

18.3 Mutual.

18.3.1 Bankruptcy. If either Party shall file, or have filed against it, a petition in bankruptcy, make an assignment for the benefit of its creditors, or have a receiver appointed for its assets, which action shall not be vacated within [***] after such action, then the other Party may terminate this CMSA immediately upon written notice.

18.3.2 Mutual Consent. The Parties may terminate this CMSA upon mutual consent on the terms and conditions mutually agreed to in a letter of termination executed by both Parties. The terms and conditions contained in such letter of termination (a) may conflict with or add to the terms and conditions of this CMSA; and (b) shall supersede the terms and conditions of this CMSA, including with respect to survival.

18.3.3 Rights in Bankruptcy. Certain rights and licenses granted under or pursuant to this CMSA by either Party to the other are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each, as licensees of such rights under this CMSA, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and will be subject to all consequent obligations and related waivers, including those set forth in Section 365(n)(2)(C) of the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, upon rejection of this CMSA, if ever, pursuant to Section 365 of the U.S. Bankruptcy Code, or to the extent the bankrupt-Party fails to perform under this CMSA, the non-bankrupt Party will, at its sole election, be entitled to all embodiments of such intellectual property to the extent provided under this CMSA and protected under applicable non-bankruptcy law.

18.4 Consequences of Termination.

18.4.1 Termination Penalties. In the event this CMSA is terminated pursuant to Section 18.1 and such termination is not due to (a) Lonza’s failure to achieve material pre-Hand Over timelines or milestones, (b) Suite or Facility inspection or license failure or other regulatory failure which is not cured within [***] (inclusive of any delays due to Force Majeure) of such failure (each, a “Lonza Regulatory Failure”), (c) a Force Majeure Termination, or (d) Casualty Termination, or pursuant to Section 18.2.2, Vaxcyte shall:

(i) forfeit any remaining Repurposing Fee;

(ii) pay to Lonza the greater of (x) CHF70,000,000 or (y) [***] FTE fees for the actual FTEs (directly based on number of FTEs and indirect based on FTE equivalents) assigned to Vaxcyte as of the date of termination (including those FTEs who signed employment agreement or binding employment offer during the [***] period before the receipt of the termination notice); and

(iii) remove Vaxcyte owned equipment within [***] after termination, and remove Raw Materials that (x) cannot be used for future production, (y) cannot be returned to the supplier of the Raw Materials, or (z) are not purchased by Lonza for other customers, within [***] after termination.

Notwithstanding the foregoing, Lonza shall, during the [***] following the effective date of termination, use commercially reasonable efforts to mitigate termination penalties (e.g., by securing a replacement project), and, if successful, Vaxcyte’s termination fees will be equitably reduced based on the amount of time the Suite was utilized or leased by or on behalf Lonza or its customers for commercial purposes. All termination penalties paid are non-refundable; provided, that to the extent Vaxcyte pays a termination penalty that is (or for which the associated cost is) thereafter mitigated by Lonza during such [***] (as described in the foregoing sentence), Lonza shall equitably reimburse Vaxcyte for the amount of such termination penalty that was so mitigated.

18.4.2 Lonza Regulatory Failure; Force Majeure Termination; Casualty Termination. In the event this CMSA is terminated due to a Lonza Regulatory Failure, a Force Majeure Termination, or a Casualty Termination, none of the termination penalties listed in Section 18.4.1 shall apply and Lonza shall refund to Vaxcyte any portion of the Repurposing Fee not paid to Vaxcyte as provided in Section 10.4 within [***] after termination.

18.4.3 Vaxcyte Termination. Solely with respect to a termination described in Sections 18.1, 19 and 23.2, Vaxcyte retains the option to direct Lonza (a) continue to provide some or all of the Services already ordered on a Production Scheduling Form or Services Schedule for up to twelve (12) months from the effective date of termination (to the extent possible in the event of termination under Section 19 and Section 23.2), at Vaxcyte’s expense, (b) provide assistance to Vaxcyte with technology transfer of the Manufacturing Process to another facility in accordance with Section 13.8, including entering into a written technology transfer project plan and fully supporting such technology transfer reasonably required by Vaxcyte for up to twenty four (24) months from the effective date of termination at [***] per hour as adjusted for inflation per Section 10.6, and (c) maintain any stability programs that were started prior to notice of termination or were planned to be started within [***] from such notice, at Vaxcyte’s expense. Fees paid for such continuing Services shall be either as agreed to prior to effective date of termination or determined in accordance with the CMSA if such determination took place during the Term. For clarity, this Section 18.4.3 shall not apply in the event the CMSA was terminated only as a result of Vaxcyte’s failure to timely pay undisputed invoices to Lonza properly issued pursuant to this CMSA.

19. Force Majeure

If a Party is prevented or delayed in the performance of any of its obligations under the CMSA by Force Majeure and such Party (the “Affected Party”) gives prompt written notice (but in no event later than [***] of the Affected Party becoming aware of a Force Majeure event so preventing or delaying the Affected Party) thereof to the other party, which notice shall specify the matters the Affected Party asserts constitute Force Majeure, together with such evidence as the Affected Party reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, the Affected Party and the other Party shall both be excused from the performance or the punctual performance of relevant obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue. For the sake of clarity, a Force Majeure event shall not excuse Vaxcyte from (continuing) paying the fees due under this CMSA (including but not limited to the Suite fee and FTE fee) in order to keep the Suite ready and maintain the ability to provide the Services when resolved. After such initial notification, promptly after request of the other Party, the Affected Party shall use commercially reasonable efforts to mitigate the delay caused by any event of Force Majeure to the extent reasonably commercially practicable. Any dispute between Lonza and Vaxcyte as to whether a matter constitutes Force Majeure or the duration thereof shall be subject to resolution in accordance with the terms of Section 4.2.2. If any Force Majeure event persists for a period of [***] or more, Vaxcyte may terminate this CMSA by delivering written notice to Lonza (a “Force Majeure Termination”).

20. Non-Compete

During the Term of this CMSA, [***].

21. Independent Parties

Nothing in this CMSA is intended (or shall be deemed) to constitute a joint venture agreement and, except as expressly set forth herein, nothing herein shall constitute any Party as a partner, principal or agent of any other, this being an agreement between independent contracting entities. Except as expressly set forth herein, no Party shall have the authority to bind any other in any respect whatsoever to Third Parties. Without limiting the generality of the foregoing, all individuals performing any Services or work hereunder for or on behalf of Lonza shall be employees or independent contractors of Lonza and shall not in any event be deemed employees or independent contractors of Vaxcyte or its Affiliates. Vaxcyte shall not be liable for any obligations related to the employment or engagement of such individuals by Lonza and Lonza agrees to defend, hold harmless and indemnify Vaxcyte and Vaxcyte’s Indemnitees from and against any loss, damage, liability, suits, claims, actions, investigations, costs and expenses (including reasonable attorney fees) incurred by Vaxcyte or such Vaxcyte Indemnitees as a result of third-party claims to the extent arising out of or in connection with any claim brought by an individual employed or engaged by Lonza to perform any Services or work hereunder or Lonza’s other obligations under this CMSA, including any such claims relating to or arising from such employment or engagement by Lonza or claiming that such individual should be treated as the employee or independent contractor of Vaxcyte or its Affiliates. Except as provided herein, nothing contained in this CMSA shall be construed as conferring any right on any Party to use any name, trade name, trademark or other designation of any other Party hereto, unless the express, written permission of such other Party has been obtained.

22. Publicity

Except to the extent required by Applicable Law or the rules of any stock exchange or listing entity, neither Party will make any public statements or announcements concerning this CMSA or the transactions contemplated by this CMSA, or use the other Party’s name in any form of advertising, promotion or publicity, without obtaining the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed. Any material statement required by Applicable Law or the rules of any stock exchange or listing entity shall be provided to the other Party for comment prior to it being made, and the terms of this CMSA or any other document relating to the Services shall not be disclosed until each Party has redacted any confidential or proprietary information from it, to the extent permitted by Applicable Law. The Parties agree to issue a joint press release, in a form and substance approved by each Party (such approval not to be unreasonably withheld or delayed), upon execution of the CMSA. The Parties agree that use of each Party’s name and logo is permitted in investor materials and public filings made pursuant to applicable securities regulations, so long as such use is not defamatory, negative towards the Party or places the other Party in a bad light.

23. Casualty

23.1 Occurrence of a Casualty. In case of material damage to or destruction of the Build-out, the Suite or the Facility by fire or other casualty (each, a “Casualty”), Lonza shall promptly give written notice thereof to Vaxcyte. Unless this CMSA is terminated as provided in Section 23.2, Lonza, at its sole cost and expense, whether or not the insurance proceeds, if any, shall be sufficient for the purpose, and irrespective of the amount of any loss, shall restore, repair, replace, rebuild or alter the same as nearly as possible to its value, condition and character immediately prior to such damage or destruction or with such changes or alterations thereto as may be required to comply with Applicable Laws (a “Casualty Restoration”). The Casualty Restoration shall be commenced and prosecuted with reasonable diligence and in good faith until completion; provided, however, if the Casualty Restoration is not substantially completed within [***] following the estimated date for completion as set forth in the Casualty Estimate, Vaxcyte shall have the right to terminate this CMSA.

23.2 Casualty Estimate and Termination. In the event of a Casualty, Lonza shall provide Vaxcyte with a good faith estimate of the time to perform the Casualty Restoration by notice given to Vaxcyte within [***] after the Casualty (the “Casualty Estimate”). If the Casualty is such that all or substantially all of the Facility or the Suite is damaged or the use of the Suite for the Manufacturing Process and/or the Services or access to the Suite or the Facility is materially impaired, then, if the Casualty Estimate estimates that the Casualty Restoration would not be substantially completed within [***] of the Casualty, then Vaxcyte may terminate this CMSA by delivering written notice to Lonza (“Casualty Termination”).

23.3 Fee Abatement. Notwithstanding anything to the contrary contained in this CMSA, from and after the date of the Casualty until substantial completion of the Casualty Restoration, all fees and other charges payable by Vaxcyte under this CMSA shall be abated.

23.4 Casualty Termination Affect. Upon a Casualty Termination (a) all fees and other charges payable by Vaxcyte under this CMSA shall be apportioned as of the date of the Casualty and any amounts paid by Vaxcyte for the period following the Casualty shall be promptly refunded by Lonza to Vaxcyte and (b) all rights and obligations of the Parties hereunder shall cease and terminate, except for any liabilities of a Party which accrued prior to the Casualty or obligations that survive any termination of this CMSA.

23.5 Casualty Disputes. Any disputes under Section 23, including, but not limited to, the time period set forth in the Estimate or the duration of any delay due to Force Majeure, shall be resolved in accordance with the procedures set forth in Section 4.2.2.

24. Miscellaneous

24.1 Notices. All notices shall be in writing and signed by an authorized representative of the notifying Party. Parties shall send notices by (a) personal delivery, with receipt acknowledged; (b) prepaid certified or registered mail, return receipt requested; or (c) recognized express/overnight commercial delivery service, with delivery prepaid. Notices shall be deemed given upon delivery. Notices shall be properly addressed to the other Party at the addresses provided below or to any other address designated in writing by a Party (such writing to be in compliance with this Section 24.1).

To Vaxcyte: Vaxcyte Switzerland GmbH in process of incorporation (in Gründung) c/o Vaxcyte, Inc. 825 Industrial Road Suite 300 San Carlos, CA 94070 Attn: General Counsel, Legal Department	To Lonza: Lonza Ltd Münchensteinerstrasse 38 CH-4002 Basel Switzerland Attn: Head of Legal Team, Basel

24.2 Governing Law and Jurisdiction. This CMSA is governed in all respects by the laws [***], without given effect to conflicts of laws except the Applicable Law in the jurisdiction in which the Facility is located shall apply with respect to the Build-out. The Parties agree to submit to the jurisdiction of the courts [***]. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS CMSA IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND SHALL NOT SEEK, TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS CMSA OR THE TRANSACTIONS CONTEMPLATED HEREIN.

24.3 Amendments. Modifications and/or amendments of this CMSA must be in writing specifying what is specifically being amended and signed by the Parties. For clarity, signed meeting minutes shall not be an amendment to this CMSA and does not have the effect of revising the terms and contained in this CMSA.

24.4 Waiver. A waiver by either Party of any of the terms and conditions of this CMSA in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof.

24.5 Assignment. Vaxcyte may assign this CMSA (and its rights and obligations hereunder, subject to Section 18.1.1), without Lonza’s consent to: (a) any Affiliate of Vaxcyte, or wholly-owned subsidiary or successor-in-interest; or (b) any Third Party in connection with the sale or transfer (by whatever method, including by merger, sale, operation of law or otherwise) of all or substantially all of the business or assets related to this CMSA. No assignment shall relieve Vaxcyte of the responsibility for the performance of any obligation or liability that accrued prior to the effective date of such assignment. Lonza may not assign or transfer this CMSA (or any of its rights or obligations hereunder) without Vaxcyte’s prior written consent, which may be granted, denied or upon such conditions as Vaxcyte may require, in each case in Vaxcyte’s sole and absolute discretion. Subject to the foregoing, this CMSA shall be binding on the successors and permitted assignees of each Party.

24.6 Severability. If any provision hereof is or becomes at any time illegal, invalid, or unenforceable in any respect, neither the legality, validity nor enforceability of the remaining provisions hereof shall in any way be affected or impaired thereby. The Parties hereto undertake to substitute any illegal, invalid or unenforceable provision by a provision which is as far as possible commercially equivalent considering the legal interests and the Purpose.

24.7 Survival. The rights and obligations of each Party which by their nature survive the termination or expiration of this CMSA shall survive the termination or expiration of this CMSA, including [***].

24.8 Third Party Beneficiaries. This CMSA is solely for the benefit of the Parties and should not be deemed to confer upon any Third Party any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this CMSA (other than in respect of Vaxcyte Indemnitees and Lonza Indemnitees pursuant to Section 15).

24.9 Entire Agreement. With the exception to the subject matter in the Letter Agreement, attached hereto as Appendix I, this CMSA and its Appendices, and [***], contains the entire agreement between the Parties as to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect to the subject matter hereof. This CMSA may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. Each Party acknowledges that an original signature or a copy thereof transmitted by facsimile or by.pdf (or an electronic signature) shall constitute an original signature for purposes of this CMSA.

[End of page intentionally left blank.]

In Witness Whereof, each of the Parties hereto has caused the Pre-Commercial Services and Commercial Manufacturing Supply Agreement to be executed by its duly authorized representative(s) effective as of the Effective Date.

Vaxcyte Switzerland GmbH in the process of incorporation (in Gründung) represented by: Vaxcyte, Inc. By:__/s/ Grant Pickering___ Name: Grant Pickering Title: CEO Date: 10/13/2023

Lonza Ltd

By:_/s/ Bart Van Aarnhem _____________

Name: Bart Van Aarnhem

Title: Associate General Counsel

Date: 10/13/2023

By:_/s/ Iwan Bertholjotti ____________

Name: Iwan Bertholjotti

Title: Senior Director, Commercial Development

Date: 10/13/2023

[Signature Page to Pre-Commercial Services and Commercial Manufacturing Supply Agreement]

APPENDIX A

Operational Performance KPIs

[***]

Appendix A - 1

APPENDIX B

Facility Build Timeline and Bonuses/Penalties

[***]

Appendix B - 2

APPENDIX C

Capital Expenditure

[***]

Appendix D - 3

Appendix D

Suite Fees

[***]

Appendix D - 4

Appendix e

FTE Fees

[***]

Appendix E - 1

Appendix F

Buffer

[***]

Appendix F - 1

appendix G

Agency Model

[***]

Appendix G - 1

APPENDIX H

Overall Anticipated Budget Estimate

[***]

Appendix H - 1

Appendix I

Letter Agreement

[***]

Appendix I - 1

Appendix J

Pre-Commercial Services

[***]

Appendix J - 1

appendix K

In-Process Control (“IPC”) Testing Service Level Agreement (“SLA”)

[***]

Appendix K - 1